Exhibit 10.1

Consulting Agreement

This consulting agreement (the “Agreement”), entered into on February 18, 2010 and effective immediately, Worldwide Energy and Manufacturing USA, Inc. a Colorado corporation (together with any successor thereto, the “Company”), and Gerald DeCiccio, an independent provider of services (the “Contractor”).

RECITALS

A.           The Company desires to assure itself of the services of the Contractor, as an independent contractor, by engaging the Contractor to perform services under the terms hereof.

B.           The Contractor desires to provide services to the Company, as an independent contractor, on the terms herein provided.

C.           The Company and Contractor have agreed that this Agreement shall replace in the entirety any and all prior written and verbal contractual agreements between the Company and the Contractor.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions.

(a) “Stock Award” shall have the meaning set forth in Section 3.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Company” shall, except as otherwise provided in Section 5(b), have the meaning set forth in the preamble hereto.

(d) “Contractor” shall have the meaning set forth in the preamble hereto.

(e) “Effective Date” shall mean February 18, 2010

(f) “Term” shall have the meaning set forth in Section 2(b).

2. Consulting.

(a) In General.  The Company shall engage the Contractor and the Contractor shall perform services on behalf of the Company upon the other terms and conditions herein provided.

(b) Term of Agreement.  The term under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on February 18, 2011, with provisions for renewal. Either party can cancel this agreement with 45 days written notice.

(c) Position and Duties.  During the Term, the Contractor shall provide services to the Company as Chief Financial Officer.  The Contractor will report directly to the President but will maintain “dotted line” relationship to the CEO and Auditing Committee; and agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

3. Compensation and Related Matters.

(a) Cash.           The Contractor will receive cash consideration of $54,000/year for services provided to be paid monthly, on the last business day of the month.

(b) Stock Awards.  The Contractor will also be compensated with WEMU common restricted shares valued $50,000 annually.  This stock will be issued twice per year ($25,000 worth of shares) corresponding to your 6-month anniversaries (August 18, 2010 and February 18, 2011).  The number of shares will be calculated by using the average closing price of WEMU shares for the five business days preceding your 6-month anniversary date.  Actual issuance will occur within 5 business days of your anniversary dates.

(c) Expenses.  Company agrees to pay all incidental costs and expenses associated with service provided by Consultant.  Such expenses are separate from cash compensation as set out above, and include, but are not limited to, such incidental costs and expenses as traveling, lodging, telephone/cell phone charges and other reasonable expenses.

4. Duties and Responsibilities (including but not limited to)

(a) Responsibility for directing and managing the accounting departments, both in the US and in China,

(b) Financial reporting mechanisms as required by SEC, or our external auditors ,and to satisfy  internal requests made by management or the BOD,

(c) Internal Monthly financial reporting tools,

(d) Quarterly and Annual consolidations,

(e) Investor Relations as it pertains to our IR firm, earnings calls and the like,

(f) Assist with the implementation of internal controls to comply with all required aspects of SOX 404,

(g) Assist in any duties required for listing on AMEX,

(h) Other financial analysis required for acquisitions, investments and the like.

5. Restrictive Covenants.

(a) Confidentiality.  The Contractor agrees that he will not, during the Term or thereafter, divulge to anyone (other than the Company or any persons designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, business strategies, marketing, sales and distribution plans.  The Contractor further agrees that he will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of the Contractor’s duties hereunder) without the prior written consent of the Company.  This provision does not apply to information which becomes available publicly without the fault of the Contractor or information which the Contractor is required to disclose in legal proceedings, provided the Contractor gives advance notice to the Board and an opportunity to for the Company to resist such disclosure.

(b) Interpretation.  In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  As used in this Section 5, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries or affiliates.

6. Representations and Warranties of Contractor.  The Contractor represents and warrants that the Contractor is not a party to any other Consulting agreement, noncompetition agreement or other agreement which restriction could interfere with the Contractor’s Consulting with the Company or the Company’s rights and the Contractor’s obligations hereunder and that the Contractor’s acceptance of Consulting with the Company and the performance of the Contractor’s duties hereunder will not breach the provisions of any contract, agreement or understanding to which the Contractor is party or any duty owed by the Contractor to any other person or entity.

7. Information of Others.  The Contractor agrees that Contractor will not, during his Consulting or service with the Company, use or disclose any confidential or proprietary information or trade secrets of any former or concurrent engager or other person or entity and that Contractor will not bring onto the premises of the Company any unpublished document or other confidential or proprietary information belonging to any such engager, person or entity unless consented to in writing by such engager, person or entity.

8. Injunctive Relief.  The Contractor recognizes and acknowledges that a breach of the covenants contained in Section 5 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Contractor agrees that in the event of a breach of any of the covenants contained in Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9. Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States. Venue is established in California and both parties hereto irrevocable submit themselves to venue therein.

10. Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a panel of one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  Any court with jurisdiction shall enforce this clause and enter judgment on any award.  The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA.  Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the Parties.  The arbitration shall be held in California and the arbitrators shall apply the substantive law of California, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm.  The arbitrator shall not award either party punitive, exemplary, multiplied or consequential damages, or attorneys’ fees or costs.

Notwithstanding the foregoing, the parties acknowledge and agree that the other party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which such parties may be entitled at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary preliminary and permanent injunctive relief in any court of competent jurisdiction to prevent breaches or threatened breaches of any of the provisions of this Agreement.

11. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12. Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Consulting of the Contractor by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Contractor and the Company or any predecessor thereto or affiliate thereof with respect to the Consulting of the Contractor by the Company.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Worldwide Energy and Manufacturing USA, Inc.

By:	/s/ Jeff Watson
Name: Jeff Watson
Title: President

CONTRACTOR:

By:	/s/ Gerald DeCiccio
Gerald DeCiccio

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